Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 22, 2020
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2020. For the three months ended March 31, 2020, consolidated net income was $2,709,000, or $0.33 per diluted share (EPS). This compared to consolidated net income of $3,191,000, or $0.39 EPS, for the prior quarter and $3,104,000, or $0.38 EPS, for the same period a year ago.

The decrease in net income compared to the prior periods was due in large part to an increase in provision for loan losses and the decrease in yield on earning assets resulting from recent FOMC rate cuts.

During the first quarter, Oak Valley Community Bank was actively engaged in responding to the COVID-19 pandemic. All branches remain open to serve our customers and local communities, with strict social distancing protocols in place. To protect the health of everyone, many employees are working remotely, travel restrictions are in effect and cleaning protocols have been enhanced across all locations.

Net interest income decreased for the three months ended March 31, 2020 to $10,228,000, compared to $10,350,000 in the prior quarter mainly due to the aforementioned rate cuts that began during the latter part of 2019 and concluded in March when the FOMC cut its benchmark interest rate to near zero. The lower rates resulted in yield compression on our earning assets but was offset by loan and investment portfolio growth of $9,124,000 and $55,140,000, respectively, during the first quarter. Net interest income for the first quarter of 2020 increased by $117,000, as compared to $10,111,000 recorded during the first quarter of 2019, mainly due to year-over-year loan growth of $52,701,000.

Net interest margin for the three months ended March 31, 2020 was 3.93%, compared to 3.98% for the prior quarter and 4.16% for the same period last year, as a result of the lower yields offset by the asset growth as previously described.

“Despite downward pressure on portfolio yields, we were fortunate to recognize a brief period of illiquidity in the securities market causing spreads to widen. We were able to put cash reserves to work to capitalize on favorable investment pricing,” stated Rick McCarty, Senior EVP and Chief Operating Officer.

Non-interest income was $1,284,000 for the quarter ended March 31, 2020, compared to $1,254,000 for the prior quarter and $1,275,000 for the same period last year. The increase compared to the prior periods is mainly due to unrealized gains from an equity security, and the year-over-year increase in earnings from Bank Owned Life Insurance due to four additional policies purchased during the third quarter of 2019.

Non-interest expense totaled $7,449,000 for the quarter ended March 31, 2020, compared to $7,146,000 in the previous quarter and $7,233,000 in the same quarter a year ago. The increase compared to prior periods corresponds to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.16 billion at March 31, 2020, an increase of $8.9 million from December 31, 2019 and an increase of $97.5 million over March 31, 2019. Gross loans were $760.1 million at March 31, 2020, an increase of $9.1 million over December 31, 2019, and an increase of $52.7 million over March 31, 2019. The Company’s total deposits were $1.03 billion as of March 31, 2020, an increase of $7.0 million and $88.2 million from December 31, 2019 and March 31, 2019, respectively.

“As we closed out the quarter, significant loan programs were established to keep America working and the economy going. We called upon our team to help local businesses prepare and submit applications to gain access to these resources. Under immense pressure our team joined in solidarity – working nights and weekends, on top of normal business hours, to ensure as many of our clients and businesses in our community were able to secure much-needed funds,” stated Chris Courtney, President and CEO.

As of March 31, 2020, non-performing assets were $959,000 or 0.08% of total assets, compared to $1,103,000 or 0.10% of total assets as of December 31, 2019 and $967,000 or 0.09% of total assets as of March 31, 2019. The decrease was due to payments received on non-accrual loans during the first quarter of 2020.

The allowance for loan losses to gross loans was 1.26% at March 31, 2020, compared to 1.22% at December 31, 2019 and 1.23% at March 31, 2019. The Company recorded provision for loan losses of $450,000 during the first quarter of 2020, compared to provisions of $210,000 and zero for the prior period and first quarter 2019, respectively. The increase in provision corresponded to growth of the loan portfolio and an adjustment in our reserve calculation to account for qualitative factors related to the current economic environment. Loan loss reserves relative to gross loans increased marginally but remains at acceptable levels and credit quality remains strong.

Oak Valley Bancorp operates Oak Valley Community Bank and their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2020	2019	2019	2019	2019

Net interest income	$10,228	$10,350	$10,445	$10,128	$10,111
Provision for loan losses	450	210	240	95	-
Non-interest income	1,284	1,254	1,275	1,242	1,275
Non-interest expense	7,449	7,146	7,157	7,310	7,233
Net income before income taxes	3,613	4,248	4,323	3,965	4,153
Provision for income taxes	904	1,057	1,092	1,002	1,049
Net income	$2,709	$3,191	$3,231	$2,963	$3,104

Earnings per common share - basic	$0.33	$0.39	$0.40	$0.37	$0.38
Earnings per common share - diluted	$0.33	$0.39	$0.40	$0.37	$0.38
Dividends paid per common share	$0.140	$-	$0.135	$-	$0.135
Return on average common equity	9.52%	11.38%	11.86%	11.39%	12.54%
Return on average assets	0.95%	1.12%	1.18%	1.13%	1.17%
Net interest margin (1)	3.93%	3.98%	4.18%	4.23%	4.16%
Efficiency ratio (2)	63.26%	59.74%	59.67%	62.27%	62.20%

Capital - Period End
Book value per common share	$13.92	$13.71	$13.31	$12.98	$12.45

Credit Quality - Period End
Nonperforming assets/ total assets	0.08%	0.10%	0.11%	0.08%	0.09%
Loan loss reserve/ gross loans	1.26%	1.22%	1.23%	1.22%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$1,156,635	$1,147,785	$1,101,132	$1,068,310	$1,059,130
Gross loans	760,109	750,985	732,334	718,158	707,408
Nonperforming assets	959	1,103	1,200	906	967
Allowance for loan losses	9,586	9,146	9,005	8,770	8,677
Deposits	1,026,925	1,019,929	977,993	949,090	938,743
Common equity	114,387	112,570	109,320	106,583	102,218

Non-Financial Data
Full-time equivalent staff	184	182	182	184	180
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,216,714	8,210,147	8,210,637	8,208,853	8,209,750
Period average - basic	8,114,543	8,108,360	8,105,294	8,102,807	8,093,106
Period average - diluted	8,134,621	8,126,507	8,120,096	8,117,192	8,102,411

Market Ratios
Stock Price	$15.74	$19.46	$16.77	$19.55	$17.64
Price/Earnings	11.75	12.46	10.60	13.33	11.34
Price/Book	1.13	1.42	1.26	1.51	1.42

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.